Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES PRICING OF $50 MILLION OF FIXED-TO-FLOATING RATE SUBORDINATED NOTES

DEFIANCE, OHIO (September 25, 2020) – Premier Financial Corp. (NASDAQ: PFC) (“Premier” or the “Company”) announced today that it has priced its offering of $50.0 million aggregate principal amount of 4.00% fixed-to-floating rate subordinated notes due 2030 (the “Notes”) in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is subject to customary closing conditions and is expected to close on September 30, 2020.

Premier intends to use the net proceeds from the offering of the Notes for general corporate purposes.

The Notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain institutional accredited investors in exempt transactions under the Securities Act. The offering of the Notes has not been registered under the Securities Act or under any state securities laws, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and from applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy any of the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Premier Financial Corp.

Premier Financial Corp. (NASDAQ: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 78 branches, 12 loan offices and 2 wealth offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as “Home Savings Bank”). First Insurance Group is a full-service insurance agency with 10 offices in Ohio including James & Sons Insurance in Youngstown, Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release relating to the offering of the Notes are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause the Company’s actual results to be materially different than those expressed in the Company’s forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2019 and in our Forms 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and other filings with the Securities and Exchange Commission.